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WARRANT TO PURCHASE COMMON STOCK
OF
SONIC SYSTEMS CORPORATION

THIS WARRANT AND THE SHARES OF COMMON STOCK
ISSUABLE PURSUANT TO THIS WARRANT HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, PLEDGED OR
OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR
AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE

FOR VALUE RECEIVED

    Sonic Systems Corporation, a Delaware corporation (the "Company"), grants the following rights to Crescent Communications Inc., having an address at 23 Orchard Lane, Villanova, PA 19085 ("Holder").

ARTICLE 1.  DEFINITIONS

1.1 Definitions

    As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

  (a)
  "Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

  (b)
  "Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 1090 NE 4th Street, Suite 2300, Bellevue, Washington;

  (c)
  "Exercise Date" shall mean any date upon which the Holder shall give the Company a Notice of Exercise, which shall be deemed the date the Notice of Exercise was first deposited in the US Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered;

  (d)
  "Exercise Price" shall mean the price to be paid to the Company for each share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof, which shall be $2.06 per share.

  (e)
  "Expiration Date" shall mean the earlier of

  (i)
  5:00 PM (Pacific Standard time) on April 15, 2005;

  (ii)
  three months from the date the Holder is no longer performing services for the Company, if the Shares have been registered under the Securities Act of 1933; and

  (iii)
  six months from the date the Holder is no longer performing services for the Company, if the Shares have been registered under the Securities Act of 1933.

  (f)
  "SEC" shall mean the United States Securities and Exchange Commission.

  (g)
  "Vested" means the non-forfeitable right to exercise the Warrant and purchase the number of Shares provided for below.

  (h)
  "Vesting Period" means the period commencing with the date of vesting and continuing until the Shares are fully vested.

ARTICLE 2.  EXERCISE

2.1 Exercise of Warrant

    Subject to the provisions of Section 2.7 below, this Warrant shall entitle Holder to purchase up to 100,000 shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period"). This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date.

2.2 Manner of Exercise

  (a)
  Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 5,000 Shares, except upon an exercise of this Warrant with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

  (b)
  From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

  (c)
  Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

2.3 Termination

    All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

2.4 No Rights Prior to Exercise

    Prior to its exercise pursuant to Section 2.2 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.5 Adjustments

    In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/ leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.5. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

2.6 Fractional Shares

    No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

2.7 Vesting of the Warrants

    The Warrants granted pursuant to this Agreement shall be Vested only if the Holder is either employed by or continuously providing services to Company for the Vesting Period and is employed by or continuously providing such services to Company upon its conclusion, except as may otherwise be provided herein. The Warrants granted under this Agreement, to the extent not Vested, shall lapse and be of no further force and effect if Holder shall cease at any time to be employed by or continuously providing such services to Company prior to such time as Holder's rights in such Warrant shall have Vested.

    Shares shall Vest over the Vesting Period according to the following schedule:

Vesting Date	# of Shares Vested	% of Shares Cumulatively Vested	Price/ Share
April 15, 2000	25,000	25.0%	$2.06
July 15, 2000	18,750	43.75%	$2.06
October 15, 2000	18,750	62.50%	$2.06
January 15, 2001	18,750	81.25%	$2.06
April 15, 2001	18,750	100%	$2.06

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1 Representations and Warranties

    The Company hereby represents and warrants to the Holder as follows:

  (a)
  All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, by duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws, and not subject to any pre-emptive rights.

  (b)
  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant, have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

  (c)
  The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant.

ARTICLE 4. REPRESENTATIONS AND COVENANTS OF THE HOLDER

4.1 Representations and Warranties

    The Warrant granted hereunder may be exercised by Holder only if at the time of exercise each of the following is true:

  (a)
  Holder is acquiring the Shares for Holder's own personal account for investment and not for the account of any other person(s) and without any intention of selling or making a further distribution of the Shares; and

  (b)
  Holder is in a financial position to hold the Shares for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of Holder's investment in the Shares; and

  (c)
  Holder has obtained, to the extent necessary, Holder's own personal professional advisor with respect to the risks inherent in the investment in the Shares, and the suitability of the investment in the Shares in light of Holder's financial condition and investment needs; and

  (d)
  Holder acknowledges that, unless otherwise notified in writing by the Company, Holder is aware that:

  (i)
  The Shares have not been registered under the Securities Act of 1933, as amended, nor have they been registered to qualify under the securities laws of any state or foreign jurisdiction and the Company does not intend to register or qualify the Shares thereunder;

  (ii)
  Holder may not legally sell the Shares unless and until they are registered and/or qualified or unless the Shares qualify for exemption from registration and/or qualification under such Acts;

  (iii)
  Holder agrees that all Shares acquired pursuant to this Agreement are for investment only and that said Shares shall bear any and all necessary legends and restrictions.

ARTICLE 5. MISCELLANEOUS

5.1 Transfer

    This Warrant may not be transferred or assigned, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reasonably satisfactory to the Company), provided that this Warrant may not be transferred or assigned such that either the Holder or any transferee will, following such transfer or assignment, hold a Warrant for the right to purchase fewer than 5,000 Shares.

5.2 Transfer Procedure

    Subject to the provisions of Section 5.1, Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the "transferee"), and surrendering this Warrant to the Company for reissuance to the transferee (and the Holder, in the event of a transfer or assignment of this Warrant in part).

(Each of the persons or entities in whose name any such new Warrant shall be issued are herein referred to as a Holder)

5.3 Loss, Theft, Destruction or Mutilation

    If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

5.4 Notices

    All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission and confirmed in writing, or mailed by first-class registered or certified mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

5.5 Waiver

    This warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforecement of such change, waiver, discharge or temination is sought.

5.6 Governing Law

    This warrant shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to its principles regarding conflicts.

SONIC SYSTEMS CORPORATION	Date:
By:
Name:

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WARRANT TO PURCHASE COMMON STOCK OF SONIC SYSTEMS CORPORATION
THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE PURSUANT TO THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE